Exhibit 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, Ohio--(BUSINESS WIRE)--Worthington Industries, Inc. (NYSE: WOR) today reported results for the three- and twelve-month periods ended May 31, 2008.

(U.S. dollars in millions, except per share data)

	4Q 2008	3Q 2008	4Q 2007	12M 2008	12M 2007
Net sales	$868.9	$725.7	$786.6	$3,067.2	$2,971.8
Operating income	56.5	18.1	41.7	106.0	129.1
Equity income	21.9	15.7	16.7	67.5	63.2
Net earnings	53.9	18.3	38.2	107.1	113.9
Earnings per share	$0.68	$0.23	$0.45	$1.31	$1.31

EBITDA[1]	$92.6	$48.7	$71.4	$230.6	$249.4

[1] Earnings before interest, taxes, depreciation and amortization. See reconciliation on consolidated statement of earnings.

For the fourth quarter of fiscal 2008, net sales were a record $868.9 million, an increase of 10% from $786.6 million last year. Fourth quarter net earnings were $53.9 million and earnings per diluted share were $0.68 compared to $38.2 million, or $0.45 per diluted share, for the same period last year. Operating income for the fourth quarter included $4.9 million in pre-tax restructuring charges, $1.1 million of which was non-cash, primarily related to previously announced plant closures in the Metal Framing segment and professional fees in Other. These charges had a negative impact of $0.04 on reported earnings per share.

For fiscal year 2008, net sales of $3,067.2 million, were 3% higher than the $2,971.8 million reported last year. Net earnings were $107.1 million, or $1.31 per diluted share, compared to $113.9 million, or $1.31 per diluted share, for fiscal 2007. Annual results were negatively impacted by $18.1 million in pre-tax restructuring charges, or $0.15 per share, related to early retirement, severance, professional fees, and plant closures. Certain professional fees totaling $3.3 million reported in selling, general and administrative expense in the previous three quarters have been reclassified to restructuring charges in each respective quarter to maintain consistency of treatment with the presentation in the current quarter.

Chairman and CEO comments

“We are pleased with our excellent fourth quarter results and the year-over-year performance of our business segments, particularly the return to profitability in the fourth quarter for metal framing and the continued strong results from pressure cylinders,” said Chairman and CEO John P. McConnell. “We also had record results from our joint venture Worthington Armstrong (WAVE) and also a very good quarter from Serviacero Worthington.”

“Across the company, we have been focused on cutting costs, expanding our market reach through new products and services, and steering through a volatile and demanding steel pricing environment. We believe these efforts are helping us transform and strengthen the businesses, but we are aware of the uncertainty in some of our key markets and the potential for volatility in steel pricing throughout fiscal 2009.”

Fourth Quarter and Year-End Highlights

  The Pressure Cylinders segment set a new quarterly record for net sales and units shipped and an annual record for net sales.
  The Metal Framing segment returned to operating profitability for the quarter.
  Equity income from nine unconsolidated joint ventures totaled $21.9 million for the quarter and $67.5 million for the year. Worthington Armstrong Venture (WAVE) had record sales and earnings for the quarter and the year.
  Cash dividends received from unconsolidated joint ventures totaled $16.5 million for the quarter and $58.9 million for the year. WAVE contributed $14.0 million and $54.0 million of the cash dividends received for those periods.
  Cash provided by operating activities was $180.5 million for fiscal 2008 compared to $180.4 million for fiscal 2007, while capital expenditures were $47.5 million and $57.7 million for the same periods.
  During the fourth quarter, $13.5 million was paid to shareholders in a regular quarterly dividend. For the year, dividends paid to shareholders totaled $55.6 million. At year end, the dividend yielded a 3.4% annualized return.
  During fiscal 2008, the company repurchased 6.5 million common shares, reducing total outstanding shares to 79.3 million at year end. Currently 9.1 million shares remain authorized for repurchase.

Quarterly Segment Results

In the Steel Processing segment, quarterly net sales rose 14%, or $52.2 million, to $412.7 million from $360.5 million in the comparable quarter of fiscal 2007. The increase in sales was the result of higher average selling prices, up 18% relative to the prior year. Volumes declined 3% as the weakness in toll processing, which is closely tied to the automotive end markets, was nearly offset by a successful sales initiative for direct processing business. Operating income increased because of a wider spread between average selling prices and material costs.

In the Metal Framing segment, net sales increased 15%, or $29.9 million, to $225.5 million from $195.6 million in the comparable quarter of fiscal 2007. Relative to the prior year, this sales increase was the result of higher pricing (up 15%) and a slight increase in volumes (up 1%). Operating income rose significantly, primarily as a result of an improved spread between selling prices and material costs. Reported results were reduced by $2.1 million in pre-tax restructuring charges related to previously announced plant closures (see press release dated September 25, 2007, for more detail).

In the Pressure Cylinders segment, net sales increased 1%, or $1.4 million, to $170.7 million from $169.3 million in the comparable quarter of fiscal 2007. Stronger foreign currencies relative to the U.S. dollar positively impacted reported U.S. dollar sales of the non-U.S. operations by $9.9 million compared to last year. The impact of improved volumes in the North American market was offset by lower average pricing, resulting from changes to the product mix, and lower volumes in the European market. While operating income was lower than in the year ago record quarter, the results were well above previous historical levels due to continued strength in both the European and North American operations.

Worthington’s joint ventures added significantly to fourth quarter results, as equity income from the nine unconsolidated affiliates rose 31% totaling $21.9 million, compared to $16.7 million in the year ago quarter. Equity income increased due primarily to WAVE and to Worthington’s new Mexican joint venture, Serviacero Worthington. WAVE continued to contribute the vast majority of equity earnings. Its earnings set a new record, up 32% from the record set last year. Fiscal 2008 was the best year in the history of the WAVE joint venture for both sales and earnings.

Transformation

What began as a cost reduction program has grown into a much larger transformational initiative. In addition to the previously announced cost saving efforts, several initiatives are underway that focus on dramatically improving the operational and financial performance of the Company. These initiatives include a strategic search for new growth opportunities, increasing efficiency throughout the company, from the plant floor to the corporate office, and improving the supply chain. The intent behind these initiatives is to significantly transform the Company’s earnings potential over the next three years.

Previously announced cost reduction efforts related to overhead expense and plant closures continued through the fourth quarter with the following updates:

(1)	Overhead expense reductions are targeted to reach $30 million annually. In the fourth quarter $6.2 million of savings were realized, bringing the total savings realized in fiscal 2008 to $18.5 million. The balance of the savings will come in fiscal 2009 with a portion to be realized in fiscal 2010.

(2)

All five of the Metal Framing facilities previously referenced have been closed or downsized. In addition, the Metal Framing corporate offices in Pittsburgh and Blairsville, Pennsylvania, will be closed and moved to Columbus, Ohio. Of the $9.0 million in annual savings expected from these actions, $2.1 million was realized in fiscal 2008. The balance will be realized in fiscal 2009. Restructuring charges related to these closures totaled $9.0 million in fiscal 2008 with an additional $6.0 million expected in fiscal 2009.

Other

Share Repurchases

During fiscal 2008, 6,451,500 shares were repurchased. A portion of the shares, 5,551,000, completed a 10 million share authorization announced on June 13, 2005. The balance, 900,500, was purchased under a 10 million share authorization announced on September 26, 2007. Purchases may occur from time to time, on the open market or in private transactions with consideration given to the market price of the stock, the nature of other investment opportunities, cash flow from operations and general economic conditions.

Dividend Declared

On May 19, 2008, the board of directors declared a quarterly cash dividend of $0.17 per share payable June 29, 2008, to shareholders of record on June 15, 2008.

Subsequent Acquisition

On June 2, 2008, Worthington Industries acquired the assets of Sharon Stairs, a designer and manufacturer of steel egress stair systems for the commercial construction markets. Annual sales are expected to approximate $30 million and will be included in the results of Worthington-IBS, which is reported in Other.

Conference Call

Worthington will review fourth quarter and year end results during its quarterly conference call today, June 26, 2008, at 1:30 p.m. Eastern Daylight Time. Details regarding the conference call can be found on the company web site at www.WorthingtonIndustries.com

Corporate Profile

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 67 facilities in 11 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to future or expected growth, growth opportunities, performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods, and the impact of pricing changes; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to acquisitions or to facility startups, dispositions, shutdowns and consolidations; new products, services and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from turnaround plans, plant closings, cost reduction efforts and other new initiatives; expectations for improvements in efficiencies or the supply chain; expectations for improving margins and increasing shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize targeted expense reductions such as head count reductions, facility closures and other expense reductions; the ability to realize other cost savings and operational efficiencies and improvements on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2008	2007	2008	2007
Net sales	$868,875	$786,576	$3,067,161	$2,971,808
Cost of goods sold	737,650	686,712	2,711,414	2,610,176
Gross margin	131,225	99,864	355,747	361,632
Selling, general and administrative expense	69,836	58,171	231,602	232,487
Restructuring charges	4,894	-	18,111	-
Operating income	56,495	41,693	106,034	129,145
Other income (expense):
Miscellaneous expense	(2,191)	(2,530)	(6,348)	(4,446)
Interest expense	(5,742)	(4,892)	(21,452)	(21,895)
Equity in net income of unconsolidated affiliates	21,882	16,669	67,459	63,213
Earnings before income taxes	70,444	50,940	145,693	166,017
Income tax expense	16,577	12,717	38,616	52,112
Net earnings	$53,867	$38,223	$107,077	$113,905

Average common shares outstanding - basic	79,305	84,662	81,232	86,351
Earnings per share - basic	$0.68	$0.45	$1.32	$1.32

Average common shares outstanding - diluted	79,623	85,672	81,898	87,002
Earnings per share - diluted	$0.68	$0.45	$1.31	$1.31

Common shares outstanding at end of period	79,308	84,908	79,308	84,908

Cash dividends declared per share	$0.17	$0.17	$0.68	$0.68

Reconciliation of net earnings to EBITDA
Net earnings	$53,867	$38,223	$107,077	$113,905
Interest expense	5,742	4,892	21,452	21,895
Income taxes	16,577	12,717	38,616	52,112
Depreciation & amortization	16,423	15,597	63,413	61,469
EBITDA	$92,609	$71,429	$230,558	$249,381

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$73,772	$38,277
Short-term investments	-	25,562
Receivables, less allowances of $4,849 and $3,641 at May 31, 2008 and May 31, 2007	384,354	400,916
Inventories:
Raw materials	350,256	261,849
Work in process	123,106	97,633
Finished products	119,599	88,382
Total inventories	592,961	447,864
Assets held for sale	1,132	4,600
Deferred income taxes	17,966	13,067
Prepaid expenses and other current assets	34,785	39,098
Total current assets	1,104,970	969,384

Investments in unconsolidated affiliates	119,808	57,540
Goodwill	183,523	179,442
Other assets	53,329	43,551
Property, plant & equipment, net	549,944	564,265
Total assets	$2,011,574	$1,814,182

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$356,129	$263,665
Notes payable	135,450	31,650
Accrued compensation, contributions to employee benefit plans and related taxes	59,619	46,237
Dividends payable	13,487	14,440
Other accrued items	68,545	45,519
Income taxes payable	31,665	18,983
Total current liabilities	664,895	420,494

Other liabilities	49,785	57,383
Long-term debt	245,000	245,000
Deferred income taxes	124,354	105,983
Total liabilities	1,084,034	828,860

Minority interest	42,163	49,321
Shareholders' equity	885,377	936,001
Total liabilities and shareholders' equity	$2,011,574	$1,814,182

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2008	2007	2008	2007
Operating activities
Net earnings	$53,867	$38,223	$107,077	$113,905
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,423	15,597	63,413	61,469
Restructuring charges, non-cash	1,061	-	5,169	-
Provision for deferred income taxes	465	(2,242)	(3,228)	(3,068)
Equity in net income of unconsolidated affiliates, net of distributions	(5,362)	28,089	(8,539)	68,510
Minority interest in net income of consolidated subsidiaries	1,770	1,848	6,969	5,409
Net loss on sale of assets	929	1,283	3,756	826
Stock-based compensation	1,208	927	4,173	3,480
Excess tax benefits - stock-based compensation	257	(2,170)	(2,035)	(2,370)
Changes in assets and liabilities:
Accounts receivable	19,979	(28,404)	6,967	8,312
Inventories	(102,259)	35,362	(144,474)	19,588
Prepaid expenses and other current assets	5,215	1,892	8,252	(2,078)
Other assets	(1,415)	1,578	(1,546)	4,898
Accounts payable and accrued expenses	81,976	40,339	138,822	(99,283)
Other liabilities	(1,773)	(290)	(4,255)	833
Net cash provided by operating activities	72,341	132,032	180,521	180,431

Investing activities
Investment in property, plant and equipment, net	(10,287)	(13,557)	(47,520)	(57,691)
Acquisitions, net of cash acquired	-	-	(2,225)	(31,727)
Investment in unconsolidated affiliate	(29)	-	(47,598)	(1,000)
Proceeds from sale of assets	223	146	1,025	18,237
Purchases of short-term investments	-	(25,562)	-	(25,562)
Sales of short-term investments	-	-	25,562	2,173
Net cash used by investing activities	(10,093)	(38,973)	(70,756)	(95,570)

Financing activities
Proceeds from (payments on) short-term borrowings	(27,850)	(80,230)	103,800	31,650
Principal payments on long-term debt	-	(7,684)	-	(7,691)
Proceeds from issuance of common shares	25	7,308	13,171	9,866
Excess tax benefits - stock-based compensation	(257)	2,170	2,035	2,370
Payments to minority interest	(1,344)	(960)	(11,904)	(3,360)
Repurchase of common shares	-	-	(125,785)	(76,617)
Dividends paid	(13,482)	(14,354)	(55,587)	(59,018)
Net cash used by financing activities	(42,908)	(93,750)	(74,270)	(102,800)

Increase (decrease) in cash and cash equivalents	19,340	(691)	35,495	(17,939)
Cash and cash equivalents at beginning of period	54,432	38,968	38,277	56,216
Cash and cash equivalents at end of period	$73,772	$38,277	$73,772	$38,277

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2008	2007	2008	2007
Volume:
Steel Processing (tons)	827	851	3,286	3,282
Metal Framing (tons)	172	171	666	644
Pressure Cylinders (units)	14,383	13,601	48,058	44,891

Net sales:
Steel Processing	$412,716	$360,486	$1,463,202	$1,460,665
Metal Framing	225,513	195,633	788,788	771,406
Pressure Cylinders	170,709	169,301	578,808	544,826
Other	59,937	61,156	236,363	194,911
Total net sales	$868,875	$786,576	$3,067,161	$2,971,808

Material cost:
Steel Processing	$306,508	$268,764	$1,105,664	$1,106,471
Metal Framing	143,574	140,415	557,310	547,583
Pressure Cylinders	81,805	80,022	273,141	251,052

Operating income (loss):
Steel Processing	$25,523	$14,732	$55,799	$55,382
Metal Framing	15,395	(540)	(16,215)	(9,159)
Pressure Cylinders	20,719	26,053	70,004	84,649
Other	(5,142)	1,448	(3,554)	(1,727)
Total operating income	$56,495	$41,693	$106,034	$129,145

The following provides detail of the restructuring charges included in the operating income by segment presented above.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2008	2007	2008	2007

Pre-tax restructuring charges by segment:
Steel Processing	$-	$-	$1,096	$-
Metal Framing	2,074	-	8,979	-
Pressure Cylinders	-	-	103	-
Other	2,820	-	7,933	-
Total restructuring charges	$4,894	$-	$18,111	$-

CONTACT:
Worthington Industries, Inc.
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com